Exhibit 99.1

Voya Financial Announces Second-Quarter 2019 Results

Second-quarter 2019 net income available to common shareholders of $1.51 per diluted share
Second-quarter 2019 adjusted operating earnings1 of $1.52 per diluted share, after tax; Normalized for the following items, second-quarter 2019 adjusted operating earnings were $1.30 per diluted share, after tax:

•	$(0.01) per diluted share, after tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking; and

•	$0.23 per diluted share, after tax, of prepayment fees and alternative investment income above the company’s long-term expectations.
Voya completes previously announced accelerated share repurchase agreement for $236 million of common stock in the second quarter of 2019; enters into new agreement to repurchase an additional $200 million of shares; repurchases $646 million of common stock year-to-date
Board of directors increased common stock dividend to $0.15 per share for the third quarter of 2019, up from prior dividend level of $0.01 per share

NEW YORK, Aug. 6, 2019 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the second quarter of 2019.

“During the second quarter, we once again delivered strong bottom-line growth with normalized second-quarter 2019 adjusted operating earnings of $1.30 per diluted share, after tax, up 11% compared with the second quarter of 2018," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. “Our results in the quarter reflect continued strong organic growth in each of our core businesses. Retirement full-service recurring deposits for the trailing 12 months ended June 30 grew 9% over the prior-year period; Investment Management generated $1.1 billion in positive net flows (excluding divested annuities); and Employee Benefits grew in-force premiums 12% compared with the second quarter of 2018.

"In addition to organic growth, we continue to execute on our capital-deployment plans. In the second quarter, we completed the previously announced $236 million accelerated share repurchase agreement and entered into a new agreement to repurchase $200 million of our common stock. While share repurchases are core to our capital management, we also
1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings and book value, excluding accumulated other comprehensive income. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

announced last week that our board of directors increased the third-quarter 2019 common stock dividend to $0.15 per share, which is consistent with our plans. In total, we have returned approximately $5.7 billion of capital to our shareholders through share repurchases and dividends. In addition to providing shareholder value, our share repurchases and our increased dividend demonstrate our ability to continue to generate strong free cash flows and our confidence in our plans.

"At the same time, we continue to make progress toward achieving our cost-savings targets as stranded costs associated with last year's sale of substantially all of Voya's individual annuities once again declined in the second quarter.

"We are confident that our plans to drive organic growth, effectively deploy capital and deliver cost savings will create significant shareholder value, and we remain committed to achieving our target of at least 10% annual adjusted operating earnings per share growth over the next three years, on a normalized basis,” added Martin.

SECOND-QUARTER 2019 SUMMARY

	Three Months Ended
	June 30, 2019		June 30, 2018
	($ in millions)	(per share)	($ in millions)	(per share)
Net income available to common shareholders	$226	$1.51	$166	$0.96
Adjusted operating earnings, after tax	$229	$1.52	$195	$1.13
Normalized adjusted operating earnings, after tax	$195	$1.30	$202	$1.17
Common book value		$67.37		$52.22
Common book value, excluding AOCI		$46.94		$46.40
Weighted avg common shares outstanding (in millions):
Basic	144		167
Diluted	150		173

Net income available to common shareholders in the second quarter of 2019 was $226 million, or $1.51 per diluted share, compared with $166 million, or $0.96 per diluted share, in the second quarter of 2018. The increase reflects higher alternative investment income in the second quarter of 2019 and unfavorable DAC/VOBA and other intangible unlocking in the second quarter of 2018. On a per-share basis, the increase reflects the company's share repurchases.

Adjusted operating earnings in the second quarter of 2019 were $229 million, or $1.52 per diluted share, after tax, up from $195 million, or $1.13 per diluted share, after tax, in the second quarter of 2018. Second-quarter 2019 results included $1 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $35 million, after tax, above the company's long-term expectations. Second-quarter 2018 results included $22 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $10 million, after tax, above the company's long-term expectations. On a per-share basis, the increase reflects the company's share repurchases.

Normalized adjusted operating earnings (which excludes DAC/VOBA and other intangibles unlocking; prepayment fees and alternative investment income above or below the company's long-term expectations; and Investment Management adjusted operating earnings associated with the annuities business that was sold on June 1, 2018) in the second quarter of 2019 were $195 million, or $1.30 per diluted share, after tax, compared with $202 million, or $1.17 per diluted share, after tax, in the second quarter of 2018. Higher normalized adjusted operating earnings in Employee Benefits and a decrease in Corporate losses were offset by lower normalized adjusted operating earnings in Retirement, Investment Management and Individual Life. On a per-share basis, the increase reflects the company's share repurchases.

SECOND-QUARTER 2019 HIGHLIGHTS

•	Business results:

◦
Retirement reported second-quarter 2019 adjusted operating earnings of $180 million, up 7% compared with the second quarter of 2018. Normalized adjusted operating earnings were $153 million. For the trailing 12 months (TTM) ended June 30, 2019, full-service recurring deposits increased 9% to $9.8 billion compared with $8.9 billion for the TTM ended June 30, 2018. Corporate Markets full-service net flows were $309 million, marking the 23rd consecutive quarter of positive net flows. Total full-service net outflows in the second quarter of 2019 were $19 million due to net outflows in Tax-Exempt Markets; total full-service net inflows for the TTM ended June 30, 2019, were $2.0 billion.

◦
Investment Management reported second-quarter 2019 adjusted operating earnings of $41 million. Normalized adjusted operating earnings were $39 million. Institutional net flows were $772 million in the second quarter of 2019 and $4.0 billion for the TTM ended June 30, 2019, reflecting strong commercial growth in the business. The second quarter of 2019 also was the 14th consecutive quarter of positive Institutional net flows.

◦
Employee Benefits reported second-quarter 2019 adjusted operating earnings of $49 million, up 40% compared with the second quarter of 2018 and reflecting a total aggregate loss ratio of 71.6% for the TTM ended June 30, 2019. Normalized adjusted operating earnings were $47 million. In the second quarter of 2019, annualized in-force premiums were $2.2 billion, up 12% compared with the second quarter of 2018, reflecting strong growth in all products, particularly in the Voluntary business.

•	Capital deployment:

◦	Voya completed the company's previously announced $236 million accelerated share repurchase ("ASR") agreement and entered into a new, $200 million ASR agreement in the second quarter of 2019.

◦
As previously announced, Voya's board of directors authorized a third-quarter 2019 common stock dividend of $0.15 per share, which is consistent with the company's plan to increase the dividend to a yield of at least 1%.

◦
Excess capital of $540 million as of June 30, 2019, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined RBC ratio. As of June 30, 2019, Voya’s estimated RBC ratio was 429%.

•	Total company assets under management and administration were $560 billion as of June 30, 2019.

SEGMENT DISCUSSIONS
The following segment discussions compare the second quarter of 2019 with the second quarter of 2018, unless otherwise noted. All figures are presented before income taxes.

Retirement

Retirement adjusted operating earnings were $180 million, up from $169 million. The increase primarily reflects:

•
$5 million of positive DAC/VOBA and other intangibles unlocking in the second quarter of 2019 compared with $3 million of positive DAC/VOBA and other intangibles unlocking in the second quarter of 2018;

•	$7 million of higher fee-based margin primarily due to equity market growth;

•
$11 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $22 million above the company's long-term expectations (before the effect of income taxes and DAC) in the second quarter of 2019; and

•	$9 million of higher administrative expenses, reflecting growth in the business as well as higher pension expenses.

($ in millions)	Trailing 12 months ended June 30, 2019	Trailing 12 months ended March 31, 2019	Trailing 12 months ended June 30, 2018
Retirement — Full Service
Full Service recurring deposits	$9,761	$9,619	$8,928

($ in millions)	Three months ended June 30, 2019	Three months ended March 31, 2019	Three months ended June 30, 2018
Retirement
Total client assets	$401,756	$391,856	$420,882

Retirement — Full Service
Full Service recurring deposits	$2,518	$2,803	$2,376
Full Service net flows	$(19)	$584	$127
Full Service client assets	$133,726	$129,976	$124,702

For the TTM ended June 30, 2019, Retirement full-service recurring deposits grew 9% compared with the prior period to $9.8 billion and reflect growth in both Small-Mid Corporate and Tax-Exempt Markets.

Retirement total client assets for the three months ended June 30, 2019, were $402 billion, up 3% compared with the three months ended March 31, 2019. The decline in total client assets compared with June 30, 2018, reflects a previously announced termination of a large recordkeeping plan of approximately $40 billion of plan assets in the fourth quarter of 2018.

Investment Management
Investment Management adjusted operating earnings were $41 million, compared with $52 million. The decline primarily reflects:

•
$10 million of lower fee-based margin driven by $6 million of lower fee income resulting from the company's June 1, 2018, sale of substantially all of its annuities businesses and higher private equity fees in the second quarter of 2018 — this was partially offset by higher Institutional revenues driven by positive net flows.

•
$2 million of higher investment capital revenues driven by higher private equity earnings (second-quarter 2019 investment capital results were $2 million above the company's long-term expectations, largely reflecting first-quarter 2019 valuations); and

•	$3 million of higher expenses largely due to the timing of certain strategic investments as well as higher pension expenses.

($ in millions)	2Q 2019	1Q 2019	2Q 2018
Investment Management AUM
External clients	$158,305	$153,660	$151,535
General account	55,921	56,021	55,617
Total	$214,226	$209,681	$207,152

Investment Management Net Flows
Institutional	$772	$1,105	$1,291
Retail (including sub-advisor replacements)	317	(494)	(548)
Total (excluding divested annuities)	$1,089	$611	$743
Divested annuities outflows	(616)	(550)	(627)
Total	$473	$61	$116

During the second quarter of 2019, Investment Management net flows (excluding divested annuities) of $1,089 million included $772 million in Institutional net inflows (primarily from fixed income asset classes and CLO issuances) and $317 million in Retail net inflows (primarily from sub-advisor replacements, which were partially offset by net outflows in certain equity strategies).

Total Investment Management AUM was $214 billion as of June 30, 2019. The increase from March 31, 2019 and June 30, 2018, primarily reflects higher equity markets and total net flows.

Employee Benefits
Employee Benefits adjusted operating earnings were $49 million, up from $35 million.

The increase primarily reflects:

•	$28 million of higher underwriting results primarily driven by growth in the Voluntary block as well as improvement in the loss ratios for Group Life and Stop Loss;

•	$10 million of higher administrative expenses to support growth in the business; and

•
$1 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $2 million above the company's long-term expectations (before the effect of income taxes and DAC) in the second quarter of 2019.

($ in millions)	2Q 2019	1Q 2019	2Q 2018
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$715	$720	$664
Stop Loss	1,045	1,053	938
Voluntary	392	390	312
Total	$2,152	$2,163	$1,914

	Trailing 12 months ended June 30, 2019	Trailing 12 months ended March 31, 2019	Trailing 12 months ended June 30, 2018
Total Aggregate Loss Ratio	71.6%	72.3%	72.6%

Compared with the second quarter of 2018, total Employee Benefits in-force premiums increased 12%, reflecting strong growth in all products, particularly in the Voluntary business. The Total Aggregate Loss Ratio improved to 71.6% for the TTM ended June 30, 2019, within the company's target range of 71% to 74%.

Individual Life
Individual Life (which ceased new sales on Dec. 31, 2018) had adjusted operating earnings of $47 million compared with $41 million. The increase primarily reflects:

•	$25 million of lower negative DAC/VOBA and other intangibles unlocking, primarily due to changes in reinsurance costs in 2018 that did not reoccur;

•
$15 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $18 million above the company's long-term expectations (before the effect of income taxes and DAC) in the second quarter of 2019; and

•
$38 million lower net underwriting gain (loss) (including DAC/VOBA and other intangibles amortization) due to unfavorable mortality driven by higher severity on the combined interest and non-interest sensitive blocks.

Corporate
Corporate adjusted operating losses were $39 million compared with losses of $59 million. The improvement was largely due to a decline in the stranded costs that resulted from the company's sale of substantially all of its individual annuities businesses on June 1, 2018.

Share Repurchases
During the second quarter of 2019, Voya completed the previously announced ASR agreement entered into with a third-party to repurchase an aggregate of $236 million of Voya’s common stock. Under this agreement, approximately 4.47 million shares of common stock were repurchased.

Also during the second quarter of 2019, Voya entered into a new ASR agreement with a third-party to repurchase an aggregate of $200 million of Voya’s common stock. The final number of shares to be repurchased will be based on the volume-weighted average stock price of Voya’s common stock, less a discount and subject to potential adjustments pursuant to the terms of the

ASR agreement. Final settlement of the transaction under the ASR agreement is expected to occur in the third quarter of 2019.

After consideration of the upfront payment made upon entering into the most recent ASR agreement, the company has approximately $300 million remaining under its current share repurchase authorization.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wed., Aug. 7, 2019, at 10 a.m. ET, to discuss the company’s second-quarter 2019 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Aug. 7, 2019.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.5 billion in revenue in 2018. The company had $560 billion in total assets under management and administration as of June 30, 2019. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2019 World’s Most Ethical Companies® by the Ethisphere Institute; as a member of the Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index by Disability:IN. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•	Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;

•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other items not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings and severance and other expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions) is excluded from the results of operations from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking;

•
The amount by which Investment income from prepayment fees and alternative investments exceeds or is less than our long-term expectations reported on a pre-DAC basis, but excluding such amounts attributable to prepayment fees and alternative income in the Corporate Segment, and

•
For periods ended on or prior to June 30, 2018, Investment Management adjusted operating earnings related to our fixed and variable annuities businesses, which we sold in a transaction that closed on June 1, 2018.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. The Adjusted debt to capital ratio includes a 25% equity treatment afforded to subordinated debt, 100% equity treatment afforded to preferred stock and excludes AOCI.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:

•
Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.

•
Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Net commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully manage the separation of the fixed and variable annuities businesses that we sold to VA Capital LLC on June 1, 2018, including the transition services on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under "Risk Factors," "Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and Uncertainties" in the Annual Report on Form 10-K for the year ended Dec. 31, 2018, which we filed with the Securities and Exchange Commission on Feb. 22, 2019 and "Risk Factors," in our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2019, which we expect to file with the Securities and Exchange Commission on or before Aug. 9, 2019.

VOYA-IR

# # #

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted) Quarter-to-Date
	Three Months Ended
(in millions USD, except per share)	6/30/2019				6/30/2018
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$226	$1.51			$166	$0.96
Less: Preferred stock dividends			—	—			—	—
Net Income (loss) available to Voya Financial, Inc.			226	1.51			166	0.96
Plus: Net income (loss) attributable to noncontrolling interest			25	0.17			58	0.34
Net Income (loss)			251	1.67			224	1.30
Less: Income (loss) from discontinued operations, net of tax			(3)	(0.02)			28	0.16
Income (loss) from continuing operations	298	44	254	1.69	241	45	196	1.14
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	55	12	43	0.29	(40)	(8)	(32)	(0.18)
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(9)	(2)	(7)	(0.05)	2	—	2	0.01
Income (loss) related to businesses exited through reinsurance or divestment	2	—	2	0.01	(8)	(2)	(6)	(0.04)
Net income (loss) attributable to noncontrolling interest	25	—	25	0.17	58	—	58	0.34
Other adjustments (2)	(53)	(15)	(38)	(0.26)	(9)	12	(21)	(0.12)
Adjusted operating earnings	278	49	229	1.52	238	43	195	1.13
Less Adjustments
DAC, VOBA and other intangibles unlocking	(1)	—	(1)	(0.01)	(28)	(6)	(22)	(0.13)
Prepayment fees and alternative investment income above (below) long-term expectations	44	9	35	0.23	13	3	10	0.06
Investment Management earnings related to annuities business sold on 6/1/2018	—	—	—	—	6	1	5	0.03
Normalized adjusted operating earnings	$235	$40	$195	$1.30	$247	$45	$202	$1.17
(1) The adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law, including the Tax Cuts and Jobs Act. For non-operating items, we apply a 21% tax rate.

(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Fully Diluted Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended		Year-to-Date
(in millions USD)	6/30/2019	6/30/2018	6/30/2019	6/30/2018

Fully Diluted weighted average shares outstanding	150	173	151	176
Dilutive effect of the exercise or issuance of stock based awards	—	—	—	—
Weighted average common shares outstanding - diluted	150	173	151	176

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of June 30, 2019	As of June 30, 2018

Book value per common share, including AOCI	$67.37	$52.22
Per share impact of AOCI	(20.43)	(5.82)
Book value per common share, excluding AOCI	$46.94	$46.40

Reconciliation of Investment Management Adjusted Operating Margin to Normalized Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	6/30/2019	3/31/2019	6/30/2018

Adjusted Operating revenues	$163	$148	$171
Adjusted operating expenses	(122)	(114)	(119)
Adjusted operating earnings before income taxes	$41	$34	$52
Adjusted operating margin	25.3%	22.7%	30.7%

Adjusted Operating revenues	$163	$148	$171
Less:
Investment Capital Results	7	(2)	5
Adjusted operating revenues excluding Investment Capital	156	150	166
Adjusted operating expenses	(122)	(114)	(119)
Adjusted operating earnings excluding Investment Capital	$34	$36	$47
Adjusted operating margin excluding Investment Capital	21.9%	23.9%	28.7%

Adjusted Operating revenues	$163	$148	$171
Less:
Investment Capital Results above (below) long-term expectations	2	(7)	(1)
Adjusted operating revenue related to annuities businesses sold on June 1, 2018	—	—	6
Normalized adjusted operating revenues	161	155	166
Adjusted operating expenses	(122)	(114)	(119)
Normalized adjusted operating earnings excluding Investment Capital above (below) long-term expectations	$39	$41	$47
Normalized adjusted operating margin excluding Investment Capital above (below) long-term expectations	24.4%	26.2%	28.5%
(1) In our Investment Management business, normalized and adjusted operating margins excluding investment capital results are reported because the results from investment capital can be volatile and excluding the effect of these items can improve period-to-period comparability.